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EXHIBIT 12.1
------------



                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




<caption>                                             Year Ended December 31,
                      ---------------------------------------------------------------------------------
                                                                                      2001       2000
                             2001       2000       1999        1998       1997      Adjusted   Adjusted
                           --------   --------   --------    --------   --------    --------   --------
Earnings:
 Net income (loss). . .    $(15,411)   (57,060)   (94,842)     20,465     25,840     40,498      40,471
 Taxes. . . . . . . . .       7,986     22,053      5,328      13,224      5,279     29,309      24,566
 Fixed Charges. . . . .      37,744     43,378     35,328       7,420      6,377     37,744      43,378
 Less:  Capitalized
  Interest. . . . . . .       --         --         --          --         --         --          --
                           --------   --------   --------    --------   --------    -------     -------
      Total earnings. .      30,319      8,371    (54,186)     41,109     37,496    107,551     108,415
                           --------   --------   --------    --------   --------    -------     -------

Fixed Charges:
 Interest expense . . .      22,582     28,716     20,328       4,153      3,995     22,582      28,716
 Guarantees of other
   party obligations. .       --         --         --          --         --         --          --
 Applicable portion of
   rent expense . . . .      15,162     14,662     15,000       3,267      2,382     15,162      14,662
                           --------   --------   --------    --------   --------    -------     -------
     Total fixed charges     37,744     43,378     35,328       7,420      6,377     37,744      43,378
                           --------   --------   --------    --------   --------    -------     -------
RATIO OF EARNINGS
 TO FIXED CHARGES . . .        0.80       0.19      --           5.54       5.88       2.85        2.50
                           ========   ========   ========    ========   ========    =======     =======


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